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LIBERATED SYNDICATION, INC.

(Name of Registrant as Specified In Its Charter)

CAMAC FUND, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

ERIC I. SHAHINIAN

MICHAEL CRICENTI

SIMEON MCMILLAN

ADAM PINCUS

BRADLEY M. TIRPAK

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Camac Comments on Latest Entrenchment Efforts

by Liberated Syndication Board

New York, June 25, 2019 – As of yesterday Camac Partners, LLC (“Camac”), the investment manager of Camac Fund, LP, had received consents approaching 25% of the common stock of Liberated Syndication, Inc. (OTCQB: LSYN) (“Libsyn”), which is the threshold necessary to call a special meeting of stockholders. Camac is alarmed that, with full knowledge of the impending call of a special meeting, Libsyn’s board unilaterally purported to amend Libsyn’s bylaws to dramatically increase the quorum required at a special meeting and impose an onerous and highly unusual “advance notice” requirement in connection with annual meetings of stockholders.

“We are shocked by the blatant disregard for stockholder rights evidenced by Libsyn’s recent attempted bylaw amendments,” said Eric Shahinian, the founder and managing member of Camac. “There is no rational or legal basis for this action other than to improperly deny stockholders the right to influence the future of their company and protect their investment. Stockholders can rest assured we will pursue every means necessary to ensure that stockholders finally have a say at Libsyn.

“We are very pleased with the response to our efforts to call a special meeting. Despite management denying us access to customary stockholder list materials, we have already received an outpouring of support. Stockholders are united in their frustration and firm in their view that change is needed.”

Continued Mr. Shahinian, “At every turn, we have found Libsyn’s board to be focused on one thing: preserving their positions and the lucrative pay associated with them. They are now well aware that they have no material independent stockholder support. Libsyn’s board must be held accountable for its legacy of bad decisions. It is time for stockholders to act before Libsyn’s board destroys more value. Join us in calling a special meeting to right these wrongs.”

Camac is committed to maximizing value for stockholders. If successful in reconstituting Libsyn’s board at the special meeting, Camac believes that it will be incumbent upon the new board to evaluate any and all legal actions seeking to rescind prior stock awards granted to the prior board members, carefully review inflated pay packages that were not properly voted or approved, and investigate any misuse of corporate funds through related party agreements or transactions, inflated expenses, or the like.

Camac reminds its fellow stockholders of the following:

•

Since Libsyn’s spin-out from FAB Universal Corp., Libsyn’s board has authorized the issuance of over 10 million new shares to insiders for no financial consideration. Libsyn’s stockholders will have been diluted by 49% if these shares fully vest.

•

In 2019, Christopher J. Spencer, Libsyn’s chief executive officer, is slated to receive a $400,000 salary and an $800,000 bonus, and John Busshaus, Libsyn’s chief financial officer, is slated to receive a $350,000 salary and a $700,000 bonus. This amounts to over 59% of Libsyn’s 2018 income.

•

Libsyn’s board approved massive share awards to Messrs. Spencer and Busshaus that were conditioned on the achievement of certain milestones. Camac believes that Libsyn’s board has recently taken a number of troubling actions to permit the vesting of one of these awards where Libsyn management had not met the applicable performance threshold, and extended the time to achieve the thresholds for other awards.

Please help Camac bring needed improvements to Libsyn. Sign, date and return the WHITE special meeting request card today.

Camac is eager to speak with its fellow Libsyn stockholders. Please contact Camac using the contact information at the end of this release.

Camac owns approximately 6.2 percent of Libsyn, and has been a stockholder since 2017. Camac is seeking to call a special meeting for the purposes of, among other things, reconstituting Libsyn’s board with independent, highly qualified directors.

About Camac Partners

Camac Partners is a private investment firm founded in 2011. Camac focuses on extremely mispriced assets in discrete pockets of opportunity. Camac prides itself on its unique sourcing, flexible mandate, and constant focus on non-competitive opportunities. Its investments are long term in nature and focused on compounding capital over several decades rather than months or years.

For Further Information

Camac Partners LLC

Eric Shahinian

(914) 629-8496

eric@camacpartners.com

InvestorCom LLC

19 Old Kings Highway, Suite 210

Darien, CT 06820

Stockholders call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300